N A C H A M I E  &  W H I T L E Y,  P.L.L.C.

A T T O R N E Y S  A T  L A W
Deirdre H. Nachamie 204 South Academy Street Lincolnton, NC 28093 Tel: (704)-732-4098 Fax: (704)-732-4099	Reply To: W. Darrell Whitley 23 West Second Street Lexington, NC 27292 attorneys@lexcominc.net Tel: (336) 249-7054 Fax: (336) 249-7055

February 21, 2011

U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, D.C. 20549

Re: TimeShare Holdings, Inc. – Form S-8

Gentlemen:

We have acted as counsel to TimeShare Holdings, Inc., a Nevada corporation (the “Company”), in connection with its Registration Statement on Form S-8 relating to the registration of 8,000,000 shares of its common stock, which are issuable pursuant to the Company’s Non-Employee Consultants Retainer Stock Plan for the Year 2011.

In our representation we have examined such documents, corporate records, and other instruments as have been provided to us for the purposes of this opinion, including, but not limited to, the Articles of Incorporation, and all amendments thereto, and Bylaws of the Company.

Based upon and in reliance on the foregoing, and subject to the qualifications and assumptions set forth below, it is our opinion that the Company is duly organized and validly existing as a corporation under the laws of the State of Nevada, and that the shares, when issued and sold, will be validly issued, fully paid, and non-assessable.

Sincerely,
                        /s/ W. Darrell Whitley